Exhibit 99.1

FOR IMMEDIATE RELEASE

METROCITY BANKSHARES, INC. REPORTS EARNINGS FOR THIRD QUARTER 2026

ATLANTA, GA (October 23, 2026) – MetroCity Bankshares, Inc. (“MetroCity” or the “Company”) (NASDAQ: MCBS), holding company for Metro City Bank (the “Bank”), today reported net income of $24.3 million, or $0.84 per diluted share, for the third quarter of 2026, compared to $22.1 million, or $0.76 per diluted share, for the second quarter of 2026, and $17.3 million, or $0.67 per diluted share, for the third quarter of 2025. For the nine months ended September 30, 2026, the Company reported net income of $68.7 million or $2.37 per diluted share, compared to $50.4 million, or $1.96 per diluted share, for the same period in 2025.

Third Quarter 2026 Highlights:

●	Annualized return on average assets was 2.12% compared to 1.96% for the second quarter of 2026 and 1.89% for the third quarter of 2025.
●	Annualized return on average equity was 16.97%, compared to 16.01% for the second quarter of 2026 and 15.69% for the third quarter of 2025. Adjusted return on average shareholders’ equity[1], which excluded average accumulated other comprehensive income and merger-related expenses, was 17.04% for the third quarter of 2026, compared to 16.17% for the second quarter of 2026, and 16.10% for the third quarter of 2025.
●	Efficiency ratio was 41.81%, compared to 40.08% for the second quarter of 2026 and 38.65% for the third quarter of 2025. Operating efficiency ratio[1] was 41.56%, compared to 39.54% for the second quarter of 2026 and 37.85% for the third quarter of 2025.
●	Net interest margin was 4.07%, compared to 4.11% for the second quarter of 2026 and 3.68% for the third quarter of 2025.

Year-to-Date 2026 Highlights:

●	Return on average assets increased to 1.99% for the nine months ended September 30, 2026, compared to 1.87% for the same period in 2025.
●	Return on average equity increased to 16.54% for the nine months ended September 30, 2026, compared to 15.70% for the same period in 2025. Adjusted return on average shareholders’ equity[1], which, excluded average accumulated other comprehensive income and merger-related expenses, was 16.93% for the nine months ended September 30, 2026, compared to 16.25% for the same period in 2025.
●	Efficiency ratio increased to 41.35% for the nine months ended September 30, 2026, compared to 38.06% for the same period in 2025.
●	Net interest margin increased by 38 basis points to 4.09% for the nine months ended September 30, 2026, compared to 3.71% for the same period in 2025.

________________________

1 Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures” for more information and for a reconciliation to GAAP.

Results of Operations

Net Income

Net income was $24.3 million for the third quarter of 2026, an increase of $2.2 million, or 9.8%, from $22.1 million for the second quarter of 2026. The increase primarily reflected a $4.8 million decrease in income tax expense, including a $4.0 million tax credit benefit, partially offset by a $1.4 million decrease in noninterest income, a $720,000 reduction in the recovery for credit losses, a $483,000 decrease in net interest income, and an $87,000 increase in noninterest expense.  Net income increased by $7.0 million, or 40.7%, compared to $17.3 million for third quarter of 2025.  The year-over-year increase reflected the acquisition of First IC Corporation (“First IC”) in the fourth quarter of 2025 and was primarily attributable to a $15.7 million increase in interest income and a decrease in a $2.9 million increase in income tax, offset by a $4.0 million increase in interest expense, a $5.4 million increase in noninterest expenses, a $1.8 million decrease in noninterest income, and a $471,000 reduction in the recovery for credit losses.

Net income was $68.7 million for the nine months ended September 30, 2026, an increase of $18.4 million, or 36.4%, from $50.4 million for same period in 2025. The increase reflected the First IC acquisition in the fourth quarter of 2025, and was primarily attributable to a $37.6 million increase in net interest income and a $1.4 million increase in recovery of credit losses, partially offset by a $18.9 million increase in noninterest expense, an $871,000 decrease in noninterest income and an $885,000 increase in income tax expense.

Net Interest Income and Net Interest Margin

Interest income totaled $69.7 million for the third quarter of 2026, down $678,000, or 1.0%, from the previous quarter, primarily due to a $56.2 million decrease in average gross loans. Compared with the third quarter of 2025, interest income increased by $15.7 million, or 29.1%, primarily due to a $766.9 million increase in the average balance of gross loans, a $44.8 million increase in the average balance of investments, and a 33-basis-point increase in loan yield.

Interest expense totaled $26.2 million for the third quarter of 2026, a decrease of $195,000, or 0.7%, from the previous quarter, primarily due to a $27.9 million decrease in average interest-bearing deposits and a $34.8 million decrease in average borrowings. As compared to the third quarter of 2025, interest expense for the third quarter of 2026 increased by $4.0 million, or 17.8%, primarily due to a $562.8 million increase in average interest-bearing deposits balances and offset by a $49.6 million decrease in average borrowing balances and a three-basis point decrease in interest-bearing deposit costs. The Company currently has interest rate derivative agreements totaling $650.0 million that are designated as cash flow hedges of our deposit accounts indexed to the Effective Federal Funds Rate (3.88% as of September 30, 2026). The weighted average pay rate for these interest rate derivatives is 3.38%. During the third quarter of 2026, we recorded a credit to interest expense of $1.5 million from the benefit received on these interest rate derivatives compared to a credit of $1.4 million and $3.8 million recorded during the second quarter of 2026 and the third quarter of 2025, respectively.

The net interest margin for the third quarter of 2026 was 4.07%, compared to 4.11% for the previous quarter, a decrease of four basis points. The yield on average interest-earning assets decreased by five basis points to 6.52% from 6.57%, while the cost of average interest-bearing liabilities remained unchanged at 3.36%. Average interest-earning assets decreased by $54.1 million from the previous quarter, primarily due to a $56.2 million decrease in average loan balances. Average interest-bearing liabilities decreased by $62.8 million, reflecting a $27.9 million decrease in average interest-bearing deposits and a $34.8 million decrease in average borrowings.

As compared to the same period in 2025, the net interest margin for the third quarter of 2026 increased by 39 basis points to 4.07% from 3.68%, primarily due to a 28-basis-point increase in the yield on average interest-earning assets of $4.24 billion and a six-basis-point decrease in the cost of average interest-bearing liabilities of $3.09 billion. Average earning assets for the third quarter of 2026 increased by $811.7 million from the third quarter of 2025, due to a $44.8 million increase in average total investments and a $766.9 million increase in average loans. Average interest-bearing liabilities for the third quarter of 2026 increased by $513.1 million from the third quarter of 2025, driven by the increase in average interest-bearing deposits of $562.8 million, offset by a $49.6 million decrease in average borrowings.

Noninterest Income

Noninterest income for third quarter of 2026 was $4.4 million, a decrease of $1.4 million, or 23.8%, from the second quarter of 2026, primarily due to lower gain on sale of SBA loans and other income attributable to a decline in the fair value of the equity securities, reflecting changes in market interest rates during the quarter, offset by an increase in SBA servicing income, net and other service charges, commissions and fees.  SBA loan sales totaled $9.7 million (sales premium of 8.16%) during the third quarter of 2026 compared to $27.1 million (sales premium of 8.21%) during the second quarter of 2026. Mortgage loan originations totaled $85.1 million during the third quarter of 2026 compared to $75.4 million during the second quarter of 2026. There were no mortgage loan sales during the third quarter of 2026 or the second quarter of 2026.  During the third quarter of 2026, the fair value of our SBA servicing asset decreased by $218,000 compared to a decrease in fair value of $86,000 during the second quarter of 2026. We also recorded no fair value impairment change on our mortgage servicing asset during the third quarter of 2026 or the second quarter of 2026. The unrealized losses recognized on our equity securities of $743,000.  These equity securities consist of the Company's investment in a mutual fund holding high-quality fixed income securities, which supports affordable housing in the Company's markets and qualifies under the Community Reinvestment Act. Under GAAP, changes in the fair value of this investment are recognized in earnings, even though the underlying holdings are bonds. This investment remains an important part of the Bank's community development strategy, particularly following the completion of our recent merger.

Compared to the third quarter of 2025, noninterest income for the third quarter of 2026 decreased by $1.8 million or 29.0%, primarily due decreases in servicing income and gain on sale from our residential mortgage loans, servicing income from our SBA loans, other service charges and decline in fair value of equity securities included in other income, offset by increases in gains on sale on SBA loans and service charges on deposit accounts.

Noninterest income for the nine months ended September 30, 2026 totaled $16.5 million, a decrease of $871,000, or 5.0%, from the nine months ended September 30, 2025, primarily due to decreases in gain on sale and servicing income on residential mortgage loans, other service charges, and other income, offset by higher gains on sale and servicing income on SBA loans and service charges on deposit accounts.

Noninterest Expense

Noninterest expense for the third quarter of 2026 totaled $20.0 million, an increase of $87,000, or 0.4%, from $20.0 million for the second quarter of 2026. This increase was primarily attributable to increases in salaries and employee benefits, advertising, occupancy and equipment, and data processing, partially offset by a decrease in merger-related expenses and other expenses.

Compared to the third quarter of 2025, noninterest expense during the third quarter of 2026 increased by $5.4 million, or 36.6%, primarily due to higher salaries and employee benefits, occupancy and equipment expense, data processing expense, security expense, loan expense, core deposit amortization expense, and merger-related expenses from the First IC acquisition that occurred in the fourth quarter of 2025.

Noninterest expense for the nine months ended September 30, 2026 totaled $61.4 million, an increase of $18.9 million, or 44.3%, from $42.6 million for the nine months ended September 30, 2025. This increase was primarily attributable to increases in salaries and employee benefits partially due to higher commissions, employee insurance, and stock-based compensation, as well as higher expenses related to merger-related expenses, depreciation, occupancy, data processing, security, loans, and professional services.

The Company’s efficiency ratio was 41.81% for the third quarter of 2026 compared to 40.08% and 38.65% for the second quarter of 2026 and the third quarter of 2025, respectively.

Income Tax Expense

The Company’s effective tax rate for the third quarter of 2026 was 13.1%, compared to 27.7% for the second quarter of 2026 and 27.6% for the third quarter of 2025.  The decrease in effective income tax rate for the quarter was primarily driven by the utilization of tax credits during the current period.

Balance Sheet

Total assets were $4.60 billion at September 30, 2026, an increase of $77.9 million, or 1.7%, from $4.52 billion at June 30, 2026, and an increase of $968.4 million or 26.7%, from $3.63 billion at September 30, 2025. The $77.9 million increase in total assets at September 30, 2026 compared to June 30, 2026 was primarily due to increases of $50.3 million in cash and cash equivalents and $36.4 million increase in other assets, primarily related increase in income taxes receivable resulting from the utilization of tax credits during the quarter. The increase in liabilities and equity was $72.7 million in deposits and $15.9 million in increase in retained earnings. The $968.4 million increase in total assets at September 30, 2026 compared to September 30, 2025 was primarily due to the First IC acquisition that occurred in the fourth quarter of 2025, with increases in gross loans of $987.0 million, goodwill and core deposit intangible of $67.7 million, securities of $6.9 million, operating lease right-of-use asset of $5.6 million, servicing asset of $3.5 million, and premises and equipment of $8.3 million partially offset by a decrease in interest rate derivatives of $5.2 million.

Investment Securities

Our investment securities portfolio made up only 0.89% of our total assets at September 30, 2026, compared to 0.99% and 0.94% at June 30, 2026 and September 30, 2025, respectively.

Loans

Gross loans held for investment were $3.98 billion at September 30, 2026, a decrease of $3.8 million, or 0.1%, compared to $3.98 billion at June 30, 2026, and an increase of $1.00 billion, or 33.8%, compared to $2.97 billion at September 30, 2025. The decrease in loans at September 30, 2026 compared to June 30, 2026 was due to a $28.7 million decrease in residential real estate loans, a $3.3 million decrease in commercial and industrial loans, offset by a $16.0 million increase in commercial real estate, and a $12.3 million increase in construction and development loans.  Loans classified as held for sale totaled $0, $1.4 million, and $231.3 million at September 30, 2026, June 30, 2026, and September 30, 2025, respectively.

Deposits

Deposits were $3.56 billion at September 30, 2026, an increase of $72.7 million, or 2.1%, compared to total deposits of $3.49 billion at June 30, 2026, and an increase of $869.0 million, or 32.3%, compared to total deposits of $2.69 billion at September 30, 2025. The increase in total deposits at September 30, 2026 compared to June 30, 2026 was due to a $45.3 million increase in noninterest-bearing deposits, a $6.6 million increase in time deposits, an $18.6 million increase in money market accounts, and an increase of $2.8 million in interest-bearing demand deposits offset by a $566,000 decrease in savings accounts.

Noninterest-bearing deposits were $828.3 million at September 30, 2026, compared to $783.0 million at June 30, 2026 and $544.4 million at September 30, 2025. Noninterest-bearing deposits constituted 23.3% of total deposits at September 30, 2026, compared to 22.4% at June 30, 2026 and 20.2% at September 30, 2025. Interest-bearing deposits were $2.73 billion at September 30, 2026, compared to $2.71 billion at June 30, 2026 and $2.15 billion at September 30, 2025. Interest-bearing deposits constituted 76.7% of total deposits at September 30, 2026, compared to 77.6% at June 30, 2026 and 79.8% at September 30, 2025.

Uninsured deposits were 34.7% of total deposits at September 30, 2026, compared to 33.1% and 26.1% at June 30, 2026 and September 30, 2025, respectively. As of September 30, 2026, we had a $1.66 billion available borrowing capacity consisting of $964.7 million at the Federal Home Loan Bank, $629.5 million at the Federal Reserve Discount Window, and $67.5 million under fed funds lines with various other financial institutions.

Asset Quality

The Company recorded a recovery for credit losses of $72,000 during the third quarter of 2026, compared to recoveries of $792,000 during the second quarter of 2026 and $543,000 during the third quarter of 2025. The third-quarter recovery primarily reflected lower loan balances. Annualized net recoveries to average loans were 0.00% for the third quarter of 2026, compared to recoveries of 0.01% for the second quarter of 2026 and net charge-offs of 0.03% for the third quarter of 2025.

Nonperforming assets totaled $20.6 million, or 0.45% of total assets, at September 30, 2026 (which comprised of $16.1 million in nonperforming loans and $4.5 million in other real estate owned, including $3.4 million of branches taken out of service) a decrease of $3.2 million, from $23.8 million, of 0.53% of total assets, at June 30, 2026, and an increase of $6.7 million from $14.0 million, or 0.38% of total assets, at September 30, 2025.  The decrease in nonperforming assets at September 30, 2026 compared to June 30, 2026 was due to a $6.4 million decrease in nonperforming loans offset by an increase in other real estate owned of $3.2 million.

Allowance for credit losses as a percentage of total loans was 0.65% at September 30, 2026, compared to 0.65% at June 30, 2026 and 0.60% at September 30, 2025. Allowance for credit losses as a percentage of nonperforming loans was 159.78% at September 30, 2026, compared to 114.63% and 137.66% at June 30, 2026 and September 30, 2025, respectively.

About MetroCity Bankshares, Inc.

MetroCity Bankshares, Inc. is a Georgia corporation and a registered bank holding company for its wholly owned banking subsidiary, Metro City Bank, which is headquartered in the Atlanta, Georgia metropolitan area. Founded in 2006, Metro City Bank currently operates 27 full-service branch locations and two loan production offices in Alabama, California, Florida, Georgia, New York, New Jersey, Texas, and Virginia. To learn more about Metro City Bank, visit www.metrocitybank.bank.

Forward-Looking Statements

Statements in this press release regarding future events and our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not historical in nature and may be identified by references to a future period or periods by the use of the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this press release should not be relied on because they are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of known and unknown risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, and other factors, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this press release and could cause us to make changes to our future plans. Factors that might cause such differences include, but are not limited to: the impact of current and future economic conditions, particularly those affecting the financial services industry, including the effects of declines in the real estate market, tariffs or trade wars (including reduced consumer spending, lower economic growth or recession, reduced demand for U.S. exports, disruptions to supply chains, and decreased demand for other banking products and services), high unemployment rates, inflationary pressures, increasing insurance costs, changes in interest rates, including changes to the federal funds rate, which could have an adverse effect on the Company’s profitability; impact of changes in interest rates on our financial projections, models and guidance and slowdowns in economic growth, as well as the financial stress on borrowers as a result of the foregoing; uncertain duration of trade conflicts; magnitude of the impact that the proposed tariffs may have on our customers’ businesses; potential impacts of adverse developments in the banking industry, including impacts on customer confidence, deposits, liquidity and the regulatory response thereto; risks arising from negative media coverage of the banking industry; risks arising from perceived instability in the banking sector; changes in prices, values and sales volumes of residential and commercial real estate; developments in our mortgage banking business, including loan modifications, general demand, and the effects of judicial or regulatory requirements or guidance; competition in our markets that may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income; legislation or regulatory changes which could adversely affect the ability of the consolidated Company to conduct business combinations or new operations; changes in tax laws; significant turbulence or a disruption in the capital or financial markets and the effect of a fall in stock market prices on our investment securities; general competitive, economic, political, and market conditions; the ability to keep pace with technological changes, including changes regarding maintaining cybersecurity and the impact of generative artificial intelligence; increased competition in the financial services industry, particularly from regional and national institutions, as well as fintech companies and other non-bank financial service providers offering digital, automated or alternative financial products and services; the impact of a failure in, or breach of, the Company’s operational or security systems or infrastructure, or those of third parties with whom the Company does business, including as a result of cyber-attacks or an increase in the incidence or severity of fraud, illegal payments, security breaches or other illegal acts impacting the Company or the Company’s customers; the effects of war or other conflicts, including the ongoing conflicts in the Middle East; major political shifts domestically or internationally (including the potential for retaliatory actions by governments, market participants or clients based on diverging perspectives or otherwise and, separately, the recent shutdown of the U.S. federal government); and adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs, those related to credit card interest rates, and legislative, regulatory or supervisory actions related to so‑called “de‑banking,” including any new prohibitions, requirements or enforcement priorities that could affect customer relationships, compliance obligations, or operational practices. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the U.S. Securities and Exchange Commission (the “SEC”), and in other documents that we file with the SEC from time to time, which are available on the SEC’s website, http://www.sec.gov. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this press release are qualified in their entirety by this cautionary statement.

Contacts

Farid Tan
President and Interim Chief Financial Officer
770-455-4978
faridtan@metrocitybank.bank

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The measures entitled adjusted return on average shareholders’ equity, tangible book value per share, efficiency ratio-operating are not measures recognized under GAAP and therefore are considered non-GAAP financial measures. The most comparable GAAP measures are return on average shareholders’ equity, book value per share, and efficiency ratio respectively. Adjusted return on average shareholders’ equity excludes average accumulated other comprehensive income and merger-related expenses. Tangible book value per share excludes goodwill and core deposit intangibles.  Efficiency ratio-operating excludes merger-related expenses from noninterest expense. The reconciliation is included in the table below.

Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance, and if not provided would be requested by the investor community. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. These disclosures should not be considered an alternative to GAAP. The computations of adjusted return on average shareholders’ equity, tangible book value per share, and efficiency ratio-operating and the reconciliation of these measures to return on average shareholders’ equity, book value per share, and efficiency ratio are set forth in the table below.

METROCITY BANKSHARES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	As of or For the Three Months Ended					As of or For the Nine Months Ended
(Dollars in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	September 30, 2026	September 30, 2025
Return on average shareholders' equity reconciliation
Average shareholders' equity (GAAP)	$568,112	$554,588	$543,732	$470,299	$436,619	$555,567	$429,035
Less: average accumulated other comprehensive income (loss)	(286)	(649)	1,679	3,593	5,552	(675)	9,099
Adjusted average shareholders' equity (non-GAAP)	$568,398	$555,237	$542,053	$466,706	$431,067	$556,242	$419,936

Net income (GAAP)	$24,299	$22,131	$22,314	$18,139	$17,270	$68,744	$50,393
Add: First IC-merger related expenses (net of tax effect)	85	195	1,238	2,831	222	1,535	650
Adjusted net income (non-GAAP)	$24,384	$22,326	$23,552	$20,970	$17,492	$70,279	$51,043

Return on average shareholders' equity (GAAP)	16.97%	16.01%	16.64%	15.30%	15.69%	16.54%	15.69%
Adjusted return on average shareholders' equity (non-GAAP)	17.02%	16.13%	17.62%	17.83%	16.10%	16.89%	16.25%

Tangible book value per share reconciliation
Total shareholders' equity (GAAP)	$583,930	$567,854	$554,156	$544,184	$445,888	$583,930	$445,888
Less: goodwill and core deposit intangible	67,720	68,039	68,357	68,675	—	67,720	—
Adjusted total shareholders' equity (non-GAAP)	$516,210	$499,815	$485,799	$475,509	$445,888	$516,210	$445,888

Shares of common stock outstanding	28,781,229	28,781,229	28,660,042	28,817,967	25,537,746	28,781,229	25,537,746

Book value per share (GAAP)	$20.29	$19.73	$19.34	$18.88	$17.46	$20.29	$17.46
Tangible book value per share (non-GAAP)	$17.94	$17.37	$16.95	$16.50	$17.46	$17.94	$17.46

Efficiency Ratio reconciliation
Efficiency ratio (GAAP)	41.81%	40.08%	42.16%	46.71%	38.65%	41.35%	38.06%
Impact of First IC-merger related expenses included in noninterest expense	(0.24)	(0.54)	(3.29)	(8.22)	(0.80)	(1.39)	(0.80)
Efficiency ratio-operating (non-GAAP)	41.57%	39.54%	38.87%	38.49%	37.85%	39.96%	37.26%

METROCITY BANKSHARES, INC.

	As of and for the Three Months Ended					As of and for the Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	2026	2026	2026	2025	2025	2026	2025
Selected income statement data:
Interest income	$69,727	$70,405	$70,990	$60,257	$54,003	$211,122	$160,571
Interest expense	26,169	26,364	26,503	24,332	22,211	79,036	66,047
Net interest income	43,558	44,041	44,487	35,925	31,792	132,086	94,524
Provision for credit losses	(72)	(792)	(813)	(39)	(543)	(1,677)	(279)
Noninterest income	4,384	5,755	6,357	7,817	6,178	16,496	17,367
Noninterest expense	20,044	19,957	21,438	20,671	14,674	61,439	42,586
Income tax expense	3,671	8,500	7,905	4,971	6,569	20,076	19,191
Net income	24,299	22,131	22,314	18,139	17,270	68,744	50,393
Per share data:
Basic income per share	$0.84	$0.77	$0.78	$0.69	$0.68	$2.39	$1.98
Diluted income per share	$0.84	$0.76	$0.77	$0.68	$0.67	$2.37	$1.96
Dividends per share	$0.29	$0.29	$0.29	$0.25	$0.25	$0.87	$0.71
Book value per share (at period end)	$20.29	$19.73	$19.34	$18.89	$17.46	$20.29	$17.46
Tangible book value per share (at period end)(1)	$17.94	$17.37	$16.95	$16.50	$17.46	$17.94	$17.46
Shares of common stock outstanding	28,781,229	28,781,229	28,660,042	28,817,967	25,537,746	28,781,229	25,537,746
Weighted average diluted shares	29,037,344	28,949,200	29,051,061	26,806,181	25,811,422	29,002,897	25,735,688
Performance ratios:
Return on average assets	2.12%	1.96%	1.96%	1.80%	1.89%	1.99%	1.87%
Return on average equity	16.97	16.01	16.64	15.45	15.69	16.54	15.70
Adjusted return on average equity (1)	17.02	16.13	17.62	17.83	16.10	16.89	16.25
Dividend payout ratio	34.51	32.55	32.49	35.08	37.23	33.22	36.13
Yield on total loans	6.70	6.75	6.74	6.42	6.37	6.73	6.42
Yield on average earning assets	6.52	6.57	6.51	6.26	6.24	6.53	6.30
Cost of average interest-bearing liabilities	3.36	3.36	3.25	3.36	3.42	3.32	3.43
Cost of interest-bearing deposits	3.25	3.24	3.12	3.22	3.28	3.20	3.30
Net interest margin	4.07	4.11	4.08	3.73	3.68	4.09	3.71
Efficiency ratio(2)	41.81	40.08	42.16	46.71	38.65	41.35	38.06
Efficiency ratio - operating (1)(2)	41.57	39.54	38.87	38.49	37.85	39.96	37.26
Asset quality data (at period end):
Net charge-offs/(recoveries) to average loans held for investment	(0.00)%	(0.01)%	0.03%	(0.00)%	0.03%	(0.00)%	0.02%
Nonperforming assets to gross loans held for investment and OREO	0.52	0.60	0.45	0.64	0.47	0.52	0.47
ACL to nonperforming loans	159.78	114.63	158.54	107.48	137.66	159.78	137.66
ACL to loans held for investment	0.65	0.65	0.66	0.68	0.60	0.65	0.60
Balance sheet and capital ratios:
Gross loans held for investment to deposits	111.73%	114.16%	111.12%	111.84%	110.43%	111.73%	110.43%
Noninterest bearing deposits to deposits	23.25	22.44	22.04	21.42	20.22	23.25	20.22
Investment securities to assets	0.89	0.99	0.96	1.38	0.94	0.89	0.94
Common equity to assets	12.70	12.56	11.82	11.42	12.29	12.70	12.29
Leverage ratio	11.50	11.08	10.47	10.00	12.21	11.50	12.21
Common equity tier 1 ratio	17.46	17.15	16.52	15.90	19.93	17.46	19.93
Tier 1 risk-based capital ratio	17.46	17.15	16.52	15.90	19.93	17.46	19.93
Total risk-based capital ratio	18.35	18.05	17.44	16.84	20.74	18.35	20.74
Mortgage and SBA loan data:
Mortgage loans serviced for others	$429,484	$463,501	$496,552	$702,586	$538,675	$429,484	$538,675
Mortgage loan production	85,070	75,373	101,948	111,717	168,562	262,391	352,840
Mortgage loan sales	—	—	—	197,553	18,248	—	112,608
SBA/USDA loans serviced for others	676,228	682,172	699,028	685,481	460,720	676,228	460,720
SBA loan production	25,658	46,588	20,816	32,575	17,727	93,062	67,126
SBA loan sales	9,675	27,140	19,733	9,792	13,415	56,548	50,701

(1) Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures” for more information and for a reconciliation to GAAP.

(2) Represents noninterest expense divided by the sum of net interest income plus noninterest income.

METROCITY BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of the Quarter Ended
	September 30,		June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2026		2026	2026	2025	2025
ASSETS
Cash and due from banks	$	$ 301,716	$254,368	$373,956	$370,832	$213,941
Federal funds sold		15,298	12,322	13,645	12,844	13,217
Cash and cash equivalents		317,014	266,690	387,601	383,676	227,158
Equity securities		17,739	18,481	18,564	18,646	18,605
Securities available for sale (at fair value)		23,140	26,183	26,616	47,179	15,365
Loans held for investment		3,953,889	3,956,319	4,001,114	4,051,397	2,966,859
Allowance for credit losses		(25,753)	(25,818)	(26,700)	(27,843)	(17,940)
Loans less allowance for credit losses		3,928,136	3,930,501	3,974,414	4,023,554	2,948,919
Loans held for sale		—	1,350	—	9,741	231,259
Accrued interest receivable		20,387	20,115	20,299	20,298	16,912
Federal Home Loan Bank stock		21,112	21,112	23,487	27,565	22,693
Premises and equipment, net		26,091	29,619	29,633	29,879	17,836
Operating lease right-of-use asset		13,272	14,040	14,412	15,193	7,712
Other real estate owned, net		4,514	1,300	1,147	208	919
SBA servicing asset, net		10,962	11,180	11,267	10,601	6,988
Mortgage servicing asset, net		1,148	1,308	1,484	1,660	1,662
Bank owned life insurance		77,710	77,066	76,424	75,786	75,148
Goodwill		56,048	56,048	56,048	56,048	—
Core deposit intangible		11,672	11,991	12,309	12,627	—
Interest rate derivatives		4,259	4,791	4,970	6,343	9,435
Other assets		64,620	28,179	29,672	29,396	28,852
Total assets		$4,597,824	$4,519,954	$4,688,347	$4,768,400	$3,629,463

LIABILITIES
Noninterest-bearing deposits	$	$ 828,282	$782,972	$799,190	$780,828	$544,439
Interest-bearing deposits		2,733,760	2,706,385	2,827,484	2,865,173	2,148,645
Total deposits		3,562,042	3,489,357	3,626,674	3,646,001	2,693,084
Federal Home Loan Bank advances		375,000	375,000	425,000	510,000	425,000
Operating lease liability		13,347	14,131	14,516	15,306	7,704
Accrued interest payable		5,800	7,537	10,200	10,731	3,567
Other liabilities		57,705	66,075	57,801	42,178	54,220
Total liabilities		$4,013,894	$3,952,100	$4,134,191	$4,224,216	$3,183,575

SHAREHOLDERS' EQUITY
Preferred stock		—	—	—	—	—
Common stock		288	288	286	1,159	255
Additional paid-in capital		137,051	136,123	135,531	138,675	51,151
Retained earnings		447,429	431,518	417,750	402,684	390,971
Accumulated other comprehensive income		(838)	(75)	589	1,666	3,511
Total shareholders' equity		583,930	567,854	554,156	544,184	445,888
Total liabilities and shareholders' equity		$4,597,824	$4,519,954	$4,688,347	$4,768,400	$3,629,463

METROCITY BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
(Dollars in thousands)	2026	2026	2026	2025	2025	2026	2025
Interest and dividend income:
Loans, including fees	$66,584	$67,312	$67,139	$57,335	$50,975	$201,035	$152,164
Other investment income	3,018	2,972	3,730	2,790	2,884	9,720	7,980
Federal funds sold	125	121	121	132	144	367	427
Total interest income	69,727	70,405	70,990	60,257	54,003	211,122	160,571

Interest expense:
Deposits	22,227	22,140	22,077	19,623	17,799	66,444	53,272
FHLB advances and other borrowings	3,942	4,224	4,426	4,709	4,412	12,592	12,775
Total interest expense	26,169	26,364	26,503	24,332	22,211	79,036	66,047

Net interest income	43,558	44,041	44,487	35,925	31,792	132,086	94,524

Provision (recovery) for credit losses	(72)	(792)	(813)	(39)	(543)	(1,677)	(279)

Net interest income after provision for loan losses	43,630	44,833	45,300	35,964	32,335	133,763	94,803

Noninterest income:
Service charges on deposit accounts	929	958	848	772	551	2,735	1,556
Other service charges, commissions and fees	1,537	1,428	1,581	1,748	2,376	4,546	5,592
Gain on sale of assets	22	—	—	—	—	22	—
Gain on sale of residential mortgage loans	—	—	—	2,808	166	—	1,144
Mortgage servicing income, net	234	271	306	504	516	811	1,915
Gain on sale of SBA loans	685	1,536	1,045	463	558	3,266	1,859
SBA servicing income, net	863	728	1,905	800	1,203	3,496	2,758
Other income	114	834	672	722	808	1,620	2,543
Total noninterest income	4,384	5,755	6,357	7,817	6,178	16,496	17,367

Noninterest expense:
Salaries and employee benefits	11,749	11,344	11,501	10,674	8,953	34,594	26,000
Occupancy and equipment	2,427	2,328	2,434	1,581	1,410	7,189	4,207
Data Processing	636	535	682	466	394	1,853	1,068
Advertising	310	178	223	180	161	711	477
Merger-related expenses	117	270	1,676	3,833	301	2,063	650
Other expenses	4,805	5,302	4,922	3,937	3,455	15,029	10,184
Total noninterest expense	20,044	19,957	21,438	20,671	14,674	61,439	42,586

Income before provision for income taxes	27,970	30,631	30,219	23,110	23,839	88,820	69,584
Provision for income taxes	3,671	8,500	7,905	4,971	6,569	20,076	19,191
Net income available to common shareholders	$24,299	$22,131	$22,314	$18,139	$17,270	$68,744	$50,393

METROCITY BANKSHARES, INC.

QTD AVERAGE BALANCES AND YIELDS/RATES

	Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
	Average	Interest and	Yield /	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$ $ 254,091	$ $ 2,395	3.74%	$250,992	$2,320	3.71%	$219,283	$2,760	4.99%
Investment securities	46,919	748	6.32	47,970	773	6.46	36,960	268	2.88
Total investments	301,010	3,143	4.15	298,962	3,093	4.15	256,243	3,028	4.69
Construction and development	72,091	1,319	7.26	58,374	1,059	7.28	29,130	613	8.35
Commercial real estate	1,420,660	28,813	8.05	1,454,209	29,466	8.13	812,759	17,239	8.42
Commercial and industrial	82,879	1,786	8.55	88,982	2,166	9.76	71,655	1,600	8.86
Residential real estate	2,365,761	34,657	5.81	2,395,849	34,610	5.79	2,261,108	31,480	5.52
Consumer and other	478	9	7.47	636	11	6.94	327	43	52.17
Gross loans(2)	3,941,869	66,584	6.70	3,998,050	67,312	6.75	3,174,979	50,975	6.37
Total earning assets	4,242,879	69,727	6.52	4,297,012	70,405	6.57	3,431,222	54,003	6.24
Noninterest-earning assets	314,856			278,512			193,365
Total assets	4,557,735			4,575,524			3,624,587
Interest-bearing liabilities:
NOW and savings deposits	280,738	1,647	2.33	278,175	1,579	2.28	188,576	1,476	3.11
Money market deposits	1,089,797	8,180	2.98	1,112,349	8,324	3.00	974,500	6,480	2.64
Time deposits	1,342,018	12,400	3.67	1,349,972	12,237	3.64	986,719	9,843	3.96
Total interest-bearing deposits	2,712,553	22,227	3.24	2,740,496	22,140	3.24	2,149,795	17,799	3.28
Borrowings	375,354	3,942	4.17	410,165	4,224	4.13	425,000	4,412	4.12
Total interest-bearing liabilities	3,087,907	26,169	3.36	3,150,661	26,364	3.36	2,574,795	22,211	3.42
Noninterest-bearing liabilities:
Noninterest-bearing deposits	805,577			779,925			538,755
Other noninterest-bearing liabilities	96,139			90,350			74,418
Total noninterest-bearing liabilities	901,716			870,275			613,173
Shareholders' equity	568,112			554,588			436,619
Total liabilities and shareholders' equity	$4,557,735			$4,575,524			$3,624,587
Net interest income		$43,558			$44,041			$31,792
Net interest spread			3.16			3.21			2.82
Net interest margin			4.07			4.11			3.68

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

YTD AVERAGE BALANCES AND YIELDS/RATES

	Nine Months Ended
	September 30, 2026			September 30, 2025
	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$ $ 274,232	$7,596	3.70%	$ $ 203,740	$7,706	5.06%
Investment securities	51,967	2,491	6.41	35,363	701	2.65
Total investments	326,199	10,087	4.13	239,103	8,407	4.70
Construction and development	57,961	3,171	7.31	26,933	1,673	8.31
Commercial real estate	1,388,866	88,115	8.48	800,301	51,008	8.52
Commercial and industrial	86,123	5,524	8.58	71,905	4,732	8.80
Residential real estate	2,459,535	104,189	5.66	2,270,373	94,603	5.57
Consumer and other	653	36	7.37	323	148	61.26
Gross loans(2)	3,993,138	201,035	6.73	3,169,835	152,164	6.42
Total earning assets	4,319,337	211,122	6.53	3,408,938	160,571	6.30
Noninterest-earning assets	291,712			196,632
Total assets	4,611,049			3,605,570
Interest-bearing liabilities:
NOW and savings deposits	277,216	4,777	2.30	168,503	3,516	2.79
Money market deposits	1,125,703	24,010	2.85	1,005,777	19,617	2.61
Time deposits	1,369,594	37,657	3.68	986,618	30,139	4.08
Total interest-bearing deposits	2,772,513	66,444	3.20	2,160,898	53,272	3.30
Borrowings	407,064	12,592	4.14	413,853	12,775	4.13
Total interest-bearing liabilities	3,179,577	79,036	3.32	2,574,751	66,047	3.43
Noninterest-bearing liabilities:
Noninterest-bearing deposits	786,914			529,075
Other noninterest-bearing liabilities	88,991			72,709
Total noninterest-bearing liabilities	875,905			601,784
Shareholders' equity	555,567			429,035
Total liabilities and shareholders' equity	$4,611,049			$3,605,570
Net interest income		$132,086			$94,524
Net interest spread			3.21			2.87
Net interest margin			4.09			3.71

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

LOAN DATA

	As of the Quarter Ended
	September 30, 2026			June 30, 2026		March 31, 2026		December 31, 2025		September 30, 2025
			% of		% of		% of		% of		% of
(Dollars in thousands)	Amount		Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
Construction and development	$	$ 81,675	2.1%	$69,348	1.7	$52,452	1.3%	$41,797	1.0%	$32,415	1.1%
Commercial real estate		1,479,506	37.2	1,463,460	36.7	1,492,703	37.0	1,560,728	38.3	814,464	27.4
Commercial and industrial		81,729	2.1	84,999	2.1	91,877	2.3	96,360	2.4	69,430	2.3
Residential real estate		2,336,463	58.7	2,365,132	59.5	2,392,444	59.4	2,378,311	58.3	2,057,281	69.2
Consumer and other		340	—	600	—	643	—	627	—	325	—
Gross loans held for investment		$3,979,713	100.0%	$3,983,539	100.0	$4,030,119	100.0%	$4,077,822	100.0%	$2,973,915	100.0%
Unearned income		(9,213)		(9,660)		(10,093)		(6,621)		(7,056)
Loan discounts		(16,611)		(17,560)		(18,912)		(19,804)		—
Allowance for credit losses		(25,753)		(25,818)		(26,700)		(27,843)		(17,940)
Net loans held for investment		$3,928,136		$3,930,501		$3,974,414		$4,023,554		$2,948,919

METROCITY BANKSHARES, INC.

NONPERFORMING ASSETS

	As of the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2026	2026	2026	2025	2025
Nonaccrual loans	$15,042	$17,435	$16,824	$25,906	$13,032
Past due loans 90 days or more and still accruing	1,076	5,088	17	—	—
Total non-performing loans	16,118	22,523	16,841	25,906	13,032
Other real estate owned (1)	4,514	1,300	1,147	208	919
Total non-performing assets	$20,632	$23,823	$17,988	$26,114	$13,951

Nonperforming loans to gross loans held for investment	0.41%	0.57%	0.42%	0.64	0.44%
Nonperforming assets to total assets	0.45	0.53	0.38	0.55	0.38
Allowance for credit losses to non-performing loans	159.78	114.63	158.54	107.48	137.66

(1)	Other real estate owned includes $3.4 million in branches held for sale.

METROCITY BANKSHARES, INC.

ALLOWANCE FOR LOAN LOSSES

	As of and for the Three Months Ended					As of and for the Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
(Dollars in thousands)	2026	2026	2026	2025	2025	2026	2025
Balance, beginning of period	$25,818	$26,700	$27,843	$17,940	$18,748	$27,843	18,744
First IC Day 1 ACL balance	—	—	—	9,885	—	—	—
Net charge-offs/(recoveries):
Construction and development	—	—	—	—	—	—	—
Commercial real estate	(8)	(96)	185	(1)	110	81	171
Commercial and industrial	(3)	(3)	89	(5)	117	83	285
Residential real estate	—	—	—	—	—	—	—
Consumer and other	—	—	—	—	—	—	—
Total net charge-offs/(recoveries)	(11)	(99)	274	(6)	227	164	456
Provision (recovery) for loan losses	(76)	(981)	(869)	12	(581)	(1,926)	(348)
Balance, end of period	$25,753	$25,818	$26,700	$27,843	$17,940	$25,753	17,940
Total loans at end of period(1)	$3,979,713	$3,983,539	$4,030,119	$4,077,822	$2,973,915	$3,979,713	2,973,915
Average loans(1)	$3,941,194	$3,997,375	$4,035,706	$3,441,913	$3,124,291	$3,990,365	3,135,858
Net charge-offs/(recoveries) to average loans	(0.00)%	(0.01)%	0.03%	(0.00)%	0.03%	0.00%	0.02%
Allowance for loan losses to total loans	0.65	0.65	0.66	0.68	0.60	0.65	0.60

(1)	Excludes loans held for sale.